EVERMORE FUNDS TRUST
FIRST AMENDMENT
TO THE CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of  January 29, 2013, to the Custody Agreement, (the “Agreement”) dated as of December 2, 2009, is entered into by and between EVERMORE FUNDS TRUST, a Massachusetts trust (the "Trust") and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the length of the Agreement; and

WHEREAS, Article XIII, Section 13.01 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Section 13.01 Effective Period is hereby superseded and replaced with the following:

13.01 Effective Period.  This Agreement shall become effective as of January 1, 2013 and will continue in effect for a period of three (3) years.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

EVERMORE FUNDS TRUST	U.S. BANK, N.A.

By: /s/ Eric LeGoff	By: /s/ Michael R. McVoy

Name: Eric LeGoff	Name: Michael R. McVoy

Title: CEO	Title: Senior Vice President